Exhibit 4.21

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”), dated as of April 2, 2020, is made by and between MICT, Inc. (formerly known as Lapis Technologies Inc.) (the “Company”), D.L. Capital Ltd. (“DL Capital”), David Lucatz (“Lucatz”), and/or any other entity under the control of Lucatz (collectively, “Consultant”).

WHEREAS, the Company and the Consultant are parties to that certain Management and Consulting Agreement, dated November 26, 2012 as amended on June 6th, 2018 (the “Consulting Agreement”); and

WHEREAS, the Company and the Consultant desire to provide for an amicable and mutually agreed separation in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows.

1. Separation. Consultant’s service with the Company will cease as of March 26, 2020 (the “Separation Date”). As of the Separation Date, Consultant further resigns from each and every other office, position or responsibility in which Consultant served for the Company and each of its respective affiliates, subsidiaries or divisions. Consultant acknowledges that from and after the Separation Date, Consultant shall have no authority to, and shall not represent himself as an employee or service provider of the Company.

2. Separation Benefits. Provided that Consultant executes and does not revoke this Agreement and subject to Consultant’s continued compliance with the provisions of Section 10 of the Consulting Agreement, the Company agrees to provide Consultant with the following separation benefits (the “Separation Benefits”):

(a)      The Company will pay the consultant a monthly fee in the amount of US $25,000 per month (the “Monthly Fee”) for the 16 months commencing on the Separation Date and ending on July 26, 2021, pro-rated for any partial months of service. The Monthly Fee will be paid to the Consultant by no later than at the end of each month for the same month. Value Added Tax and any similar service tax due from the Consultant under applicable law in respect of any payment to be made by the Company to the Consultant pursuant to this Agreement will be paid by the Company to the Consultant in addition to and together with such payment.

(b)      Consultant shall be entitled to a one-time bonus equal to 0.5% of the cash purchase price paid on the closing date in connection with the transactions described in the Agreement and Plan of Merger by and among the Company, MICT Merger Subsidiary Inc., and GFH Intermediate Holdings Ltd., dated as of November 7, 2019 or any similar transaction with such parties including or any combination of transactions between any of the above parties.

(c)      The Consultant’s and/or Mr. David Lucatz rights in connection with the stock options issued to Mr. David Lucatz (including 1,250,000 options and warrants) as per Schedule A attached, pursuant to the Company’s 2012 and/or 2014 equity incentive plan and any agreement related thereto shall remain in full force and effect and unchanged with the exception that the exercise period for such options shall be extended until the earlier of October 30, 2021 or the expiration of the original term of each such option. Notwithstanding the foregoing, in no event shall any option remain outstanding or exercisable: (i) more than 10 years following the date of grant of the option; or (ii) following term of the option (i.e., such option’s original expiration date).

Consultant represents and covenants that: (a) Consultant, including, without limitation, Lucatz and DL Capital, are not US taxpayers; and (b) the Separation Payments will not be received by a US taxpayer. Consultant acknowledges that except for the Separation Benefits, Consultant is not now and shall not in the future be entitled, to any other compensation from Company including, without limitation, other wages, commissions, bonuses, equity, stock, stock options, carve out, paid time off or any other form of compensation or benefit, including, without limitation, under the Consulting Agreement.

3. Release of Claims.

(a)       In consideration for the Separation Benefits and the performance of the Company of its obligations herein in connection therewith, Consultant, individually and on behalf of Consultant’s heirs, executors, administrators, attorneys or representatives, successors and assigns (hereinafter collectively referred to as the “Consultant Parties”), hereby voluntarily, knowingly and willingly releases and forever discharges the Company and each of its parents, subsidiaries and affiliates, together with each of the foregoing entities’ respective owners, principals, partners, officers, directors, employees, agents, members, managers, attorneys, employee benefits plans and such plans’ administrators, fiduciaries, trustees, record keepers and service providers, and each of their respective predecessors, successors, and assigns (hereinafter collectively referred to as the “Company Parties”) from any and all rights, claims, charges, actions, causes of action, complaints, grievances, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Consultant or Consultant’s executors, administrators, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever, arising from the beginning of time up to the Separation Date including, but not limited to (1) any such Claims relating in any way to Consultant’s service relationship with the Company or any other Company Party, or the termination thereof, (2) any Claims arising under any agreement between the Company and Consultant, (3) any Claims related to any right to stock options, common stock, equity or other equity interest in any of the Company Parties; and (4) any such Claims arising under Israeli law or any United States, state, or local statute or regulation; provided, however, that notwithstanding the foregoing, nothing contained in this Section shall in any way diminish or impair: (A) Consultant’s ability to commence proceedings to enforce this Agreement; and (B) any Claims Consultant may have that cannot be waived under applicable law (collectively, the “Excluded Claims”).

(b)       Consultant represents and warrants that, except with respect to the Excluded Claims, Company and other Company Parties have fully satisfied any and all obligations whatsoever owed to Consultant arising out of Consultant’s service with Company or any other Company Party, and that no further payments or benefits are owed to Consultant by the Company or any other Company Party. Consultant has reported all hours worked to the Company and has been paid and has received all compensation, including all wages, overtime, bonuses, incentive compensation, commissions, equity grants, benefits, sick pay, vacation pay, or other compensation or payments or form of remuneration of any kind or nature, as well as reimbursement for all reasonable and necessary business, travel and entertainment expenses incurred on behalf of the Company.

(c)       Consultant further understands and agrees that, except for the Excluded Claims, Consultant has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Consultant’s behalf arising out of the aforesaid service relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

(d)       As a condition of the Company entering into this Agreement, Consultant further represents that Consultant has not filed against the Company or any of the other Company Parties, any complaints, claims or lawsuits with any court, administrative agency or arbitral tribunal prior to the date hereof, and that Consultant has not transferred to any other person any such complaints, claims or lawsuits.

(e)       In consideration for Consultant’s performance of its obligation under this Agreement, the Company Parties hereby voluntarily, knowingly and willingly release and forever discharge the Consultant and Consultant Parties from any and all rights, claims, charges, actions, causes of action, complaints, grievances, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which the Company Parties or Company Parties’ executors, administrators, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever, arising from the beginning of time up to the Separation Date including, in connection with the Consultant performance of its obligations under the Consulting Agreement and any duty, obligation, requirement imposed on Consultant to the extent related to Consulting Agreement. Notwithstanding the foregoing, the Company Parties are not releasing any Claims hereunder with respect to (i) the Company’s rights with respect to this Agreement, (ii) any rights which arise after the date on which the Consultant countersigns this Agreement with respect to matters that occurred after such date, (iii) any claims of fraud, fraudulent activity, or otherwise illegal conduct, or (iv) any claims that are not otherwise waivable under applicable law.

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4. Cooperation. Consultant agrees to reasonably cooperate with the Company in connection with any action, suit, or proceeding, whether or not by or in the right of the Company and whether civil, criminal, administrative, investigative or otherwise. The Company’s request for “reasonable cooperation” shall take into consideration Consultant’s personal and business commitments and the amount of notice provided to Consultant by the Company. The Company will reimburse the Consultant for reasonable out-of-pocket expenses that the Consultant incurs in providing any requested cooperation, so long as the Consultant provides advance written notice to the Company of the Consultant’s request for reimbursement and provides satisfactory documentation of the expenses.

5. Whistleblower. Nothing in Sections 3 or 4 shall prohibit the Consultant from reporting possible violations of applicable law or regulation to any governmental agency or entity including but not limited to the Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Consultant does not need the prior authorization of the Company to make any such reports or disclosures and the Consultant is not required to notify the Company that the Consultant has made such reports or disclosures. Consultant understands that by signing this Agreement, Consultant waives the right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and Consultant waives the right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal. Notwithstanding the foregoing, nothing in this Agreement prohibits Consultant from seeking or obtaining a whistleblower award from the Securities and Exchange Commission (and not the Company Parties) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

6. Company Authorization. The Company represents and warrants to Consultant that this Agreement has been duly authorized, duly executed and delivered by an authorized signatory of the Company, and is the legally valid, binding and enforceable obligation of the Company in accordance with its terms. The Consultant represents and warrants to the Company that this Agreement has been duly executed and delivered by Consultant and is the legally valid, binding and enforceable obligation of the Consultant in accordance with its terms.

7. Entire Agreement and Amendment. This Agreement and the provisions of the Consulting Agreement intended to survive Consultant’s termination of service embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement. This Agreement may be amended only by a written document signed by both parties to this Agreement.

8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Israel, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction, and any action brought hereunder shall be brought in a court of competent jurisdiction in the State of Israel. The Parties hereby agree to the exclusive jurisdiction of the courts sitting in Tel-Aviv, Israel.

9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10. Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a count to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set for the herein by the parties themselves in the modified form.

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11. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Consultant at the last address the Consultant has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

12. Warranties. By signing this Agreement, Consultant acknowledges the following:

(a)       Consultant has carefully read and understands this Agreement.

(b)       The Company advised Consultant to consult with an attorney, Consultant did consult with an attorney, and reviewed this Agreement in its final form;

(c)       Consultant has been given ten (10) days to consider Consultant’s rights and obligations under this Agreement and to consult with an attorney about both.

(d)       Consultant understands that this Agreement is legally binding and by signing it Consultant gives up certain rights.

(e)       Consultant has voluntarily chosen to enter into this Agreement and has not been forced or pressured in any way to sign it.

[Signature Page Follows]

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IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

MICT INC.

By:	/s/ Darren Mercer
Name:	Darren Mercer
Title:	Director and CEO

By:	/s/ Chezy Ofir
Name:	Chezy Ofir
Title:	Director

By:	/s/ Jeff Bialos
Name:	Jeff Bialos
Title:	Director

By:	/s/ John Scott
Name:	John Scott
Title:	Director

By:	/s/ Moran Amran
Name:	Moran Amran
Title:	Controller

D.L. Capital Ltd.

By:	/s/ David Lucatz
Name:	David Lucatz
Title:	CEO

David Lucatz

By:	/s/ David Lucatz

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